Exhibit 99.1

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EDITED TRANSCRIPT

TDW – Q2 2018 Tidewater Inc Earnings Call

EVENT DATE/TIME: AUGUST 14, 2018 / 3:00PM GMT

OVERVIEW:

Co. reported three months ended 06/30/18 revenues of $106m and net loss of $10.9m or $0.44 per common share.

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AUGUST 14, 2018 / 3:00PM, TDW – Q2 2018 Tidewater Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Jason Stanley Tidewater Inc. - Director of IR

John T. Rynd Tidewater Inc. - President, CEO & Director

Quinn P. Fanning Tidewater Inc. - Executive VP & CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Ceki Aluf Medina Southpaw Asset Management, LP - Partner and MD

Joseph Donough Gibney Capital One Securities, Inc., Research Division - Senior Analyst

Turner Holm Clarksons Platou Securities AS, Research Division - Director

P R E S E N T A T I O N

Operator

Welcome to Tidewater's 2018 Second Quarter Earnings Conference Call. My name is Paulette, and I will be your operator for today's call. (Operator Instructions)

Please note that this conference is being recorded. I will now turn the call over to Jason Stanley. You may begin.

Jason Stanley - Tidewater Inc. - Director of IR

Thank you, Paulette. Good morning, everyone, and welcome to Tidewater's earnings conference call for the period ended June 30, 2018. I'm Jason Stanley, Tidewater's Director, Investor Relations, and I'd like to thank you for your time and interest in Tidewater.

With me this morning on the call are our President and CEO, John Rynd; Quinn Fanning, our Chief Financial Officer; Jeff Gorski, our Chief Operating Officer; and Bruce Lundstrom, our General Counsel and Secretary.

Following a few formalities, I'll turn the call over to John for his initial comments, to be followed by Quinn's financial review. John will then provide some final wrap-up comments, and we'll then open the call for your questions.

During today's conference call, we may make certain comments that are forward-looking and not statements of historical fact. There are risks, uncertainties and other factors that may cause the company's actual future performance to be materially different from that stated or implied by any comment that we make during today's conference call. Please refer to our most recent Form 10-Q for additional details on these risk factors. This document is available on our website.

Also during the call, we will present both GAAP and non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in last evening's press release.

Finally, while we're continuing to plan for the integration of GulfMark, our comments related to the transaction will be limited to our prepared remarks. If there are updates related to the deal, we'll announce them broadly.

With that, I will turn the call over to John.

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AUGUST 14, 2018 / 3:00PM, TDW – Q2 2018 Tidewater Inc Earnings Call

John T. Rynd - Tidewater Inc. - President, CEO & Director

Thank you, Jason. Good morning, everyone, and thank you for joining the Tidewater call. For the second quarter of 2018, we reported a net loss of $10.9 million or $0.44 per common share, on revenues of approximately $106 million. EBITDA for the quarter ended June 30 was $16.2 million, which includes $3.2 million of stock-based compensation expense, $6.8 million of foreign exchange losses, $1.5 million of professional service costs related to our proposed combination with GulfMark, and $4.9 million of dividend income related to our Angolan joint venture.

In a few minutes, Quinn will discuss our financial results in more detail.

Strong execution by our team in the June quarter as reflected by industry-leading safety and similar metrics and positive quarter-to-quarter trends in active and overall utilization, vessel revenues and vessel operating margin, all contributed to better results relative to the March quarter.

As I stated on our last earnings conference call and as demonstrated by our results in the June quarter, we continue to feel we may be in the early stages of a market recovery. Commodity prices and service pricing remain constructive, which we believe will provide a helpful backdrop as key customers kick off their annual budgeting process this fall and begin to determine the 2019 offshore spending plans.

In recent months, the working offshore rig count has generally been trending in a positive direction and recent contract awards, tendering activity and customer dialogue all point to higher demand for offshore capital equipment, including rigs, OSVs and FPSOs

The overall OSV market, however, remains highly fragmented and it continues to be burdened, at least on paper, by excess capacity. With few exceptions, OSVs owners' balance sheets are stressed, industry-wide costs are too high and access to capital is very limited.

At Tidewater, our progress in rightsizing our business and balance sheet has prepared the company to successfully manage through the ongoing challenges of the OSV business and to be in a good position to respond as opportunities and market conditions warrant. Our fleet is young, our operating footprint is the broadest in the business and our financial position, both in regard to leverage and liquidity, is strong.

Looking at our operating results by segment, recent awards in Eastern Canada and Mexico, as well as a more robust seasonal spot market in the Gulf of Mexico, drove quarter-to-quarter improvements in vessel utilization and average day rates in our Americas segment.

Vessel revenue in the Americas segment was up approximately $6.5 million or about 25% quarter-to-quarter, and average active vessels in the Americas segment were comparable in the June and March quarters; however, active vessel utilization at 82% was up approximately 7 percentage points quarter-to-quarter, and average day rates, at approximately $16,000 per day, were up about 10% quarter-to-quarter.

As to our near-term outlook, average active vessels and active utilization should remain relatively stable in the Americas segment, but the rates in Mexico, in particular, remain under pressure.

Overall, vessel revenue for the Americas segment in the September quarter is expected to be down a couple of million dollars, again reflecting high and stable active utilization, but generally lower average day rates, with Mexico being the most significant near-term driver in regards to rates.

Activity in the North Sea increased in the quarter as anticipated, resulting in improved utilization as we began the typically stronger summer drilling season; however, as best as we can tell, the OSV industry only saw modest increases in average North Sea day rates year-to-date, in large part due to an overall increase in available supply. By our count, during the January to June period, 22 previously stacked vessels were reactivated and 18 vessels returned to the North Sea from other regions.

Net of 6 vessels that left traditional North Sea region, the active North Sea fleet increased by 34 vessels, or approximately 20% year-to-date. Tidewater's active vessels in North Sea found relatively consistent employment in the June quarter, but again, incremental available supply limited the quarter-to-quarter improvement in average day rates to just about $1,000 per day, or approximately 11% during the June quarter. Utilization of our active North Sea fleets should remain strong through the third quarter, and, we remain optimistic that we will see reasonable, i.e., a couple thousand dollars or 15% to 20%, quarter-to-quarter improvement in average day rates in the September quarter.

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AUGUST 14, 2018 / 3:00PM, TDW – Q2 2018 Tidewater Inc Earnings Call

In the Mediterranean Sea, our active vessel count was up a couple of vessels quarter-to-quarter, and the quarter-to-quarter trend in active utilization was also positive. Average active vessels, average day rates and the utilization of our active fleet in the Med should remain relatively stable through the September quarter.

Overall, active vessels and active vessel utilization in the Europe/Mediterranean Sea segment should also be relatively stable in the September quarter relative to the June quarter. Average day rates are expected to be up plus or minus about 5% quarter-to-quarter and vessel revenue should be flat, to up modestly, in the September quarter relative to the June quarter, with the benefit of the higher average day rates in the North Sea somewhat offset by modestly lower average day rates and scheduled repairs in regards to vessels operating in the Med.

Moving to our operations in West Africa, utilization, at approximately 80%, in the June quarter, was up almost 7 percentage points quarter-to-quarter, but average day rates, at approximately $9,000 per day, were down approximately 5% quarter-to-quarter.

Vessel revenue for the West Africa segment was up a couple of million dollars quarter-to-quarter, largely reflecting relative stability in Angola, a modest improvement in average day rates in Nigeria and an uptick in vessel utilization for our operations in and around the Gulf of Guinea.

As to the outlook, we should see more of the same in the segment in September quarter. In particular, vessel revenue generated along the African coast is expected to be flat in the September quarter relative to the June quarter. Active vessel utilization maybe up a bit quarter-to-quarter, particularly in Nigeria, but somewhat counter-intuitively, term rates remain modestly lower than spot rates, despite a general sense that the West African OSV market is tightening. As a result, in the near-term, upside or downside in vessel revenue from our Africa operations will likely be driven by better or worse-than-expected utilization and/or average day rates on vessels working in the spot market along the African coast, excluding Angola and Nigeria, which are generally term markets for Tidewater.

As to a catalyst for movement in term rates, in Africa and elsewhere, historically, rates move once customers have difficulty securing, on a prompt basis, an acceptable vessel that is current with regulatory certifications. Once that begins to happen, it is possible the term rates could move up very quickly.

For the Middle East-Asia Pac segment, which is primarily driven by our Middle East operations, vessel revenue in the June quarter was up approximately $4 million quarter-to-quarter, due in large part to a number of our towing supply vessels returning to work following dry-dockings, as was discussed last quarter. Active utilization, at 81%, was up almost 20 percentage points quarter-to-quarter, and average day rates, at approximately $7,600 per day, were down approximately 6% quarter-to-quarter.

Somewhat similar to the story in Mexico, we expect a relatively stable active fleet in the Middle East and relatively high utilization, but average day rates will remain under pressure given the large influx of equipment relocating from the Asian markets into the Middle East in the last number of quarters. Based on known and expected contracts, vessel revenue should be flat to down a couple of million dollars in the September quarter, with the upside largely tied to shorter-term construction-related contracts. Our vessel count, activity and average day rates in Southeast Asia have remained relatively flat, and we expect that to be the case for the rest of 2018.

While we continue to feel the market has stabilized and we may be experiencing the beginning of a slow recovery, our commitment to expense management has not changed. G&A remained below our quarterly target of $25 million, and G&A, excluding stock-based compensation expense of $3.2 million and professional services expense related to the proposed combination with GulfMark of $1.5 million, was less than $20 million in the June quarter.

Since our financial reorganization was completed last year, our focus remains on streamlining our operations and rationalizing our shore-based footprint, all while remaining dedicated to providing a safe environment for employees, high-quality service to our clients around the world, and, of course, best positioning of the company to capitalize on an OSV market recovery.

Our recently announced agreement to combine with GulfMark is intended to accelerate our progress towards these goals. The combined company's fleet would provide enhanced access for customers to modern, high-specification vessels, while maintaining a strong commitment to safe operations and superior, cost-effective customer service.

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AUGUST 14, 2018 / 3:00PM, TDW – Q2 2018 Tidewater Inc Earnings Call

As we highlighted at the time of the GulfMark merger announcement, the combined company will have the largest OSV fleet in the world, with strengths in key markets that we think will be attractive to shareholders of both companies.

The combined company will have scale positions in the Americas regions, which covers operations from Canada in the North to Brazil in the South, the North Sea, the Med, West Africa and the Middle East. Importantly, Tidewater's global operating footprint also presents possible opportunities for improved utilization by redeploying elements at GulfMark's America-based fleet.

We understand that scale matters in this market, and we remain focused on ensuring that our fleet is best-suited to support the needs of our customers. We are confident that the combination of Tidewater and GulfMark will benefit all stakeholders, including employees, customers and shareholders. As the industry recovers, we also need to maintain our focus on efficiency and agility, and the proposed combination with GulfMark supports that goal.

As we have reported for the past several quarters, rationalizing our fleet is an ongoing process, and we continue to make progress with vessel dispositions. We expect this process to continue at a combined Tidewater/GulfMark.

In particular, Tidewater has disposed of 25 vessels year-to-date, 16 of which were sold as scrap. An additional 13 Tidewater vessels are in the process of being sold. In the last five years, the company has disposed of 161 vessels, 57 of which were sold as scrap.

Our operations team remains focused on ensuring we are prepared to activate additional vessels from our stacked fleet as market conditions support. As you will hear from Quinn, we continue to maintain our strong financial position, which will enable us to fund these reactivations with existing and available cash. It is worth pointing out that we structured the GulfMark acquisition to preserve our strong balance sheet, enabling the combined company to strategically consider both organic and inorganic growth opportunities in the future. We continue to feel that our strong liquidity position, increased scale and diversification across geo markets will be a competitive advantage for Tidewater.

As noted at the beginning of my remarks, access to capital for many vessel owners remains quite limited in the current environment. That should not be the case for Tidewater or combined Tidewater/GulfMark. Now I'll turn the call over to Quinn to cover our financial performance during the just completed June quarter.

Quinn P. Fanning - Tidewater Inc. - Executive VP & CFO

Thank you, John. Good morning, everyone. As was highlighted in our earnings press release and 10-Q, concurrent with the completion of our financial restructuring, the company adopted "fresh-start" accounting and will continue to report its financial position and results of operations through July 31, 2017, as "Predecessor" activities. We will report our financial position and results of operations subsequent to July 31, 2017, as "Successor" activities. I'll also call your attention to the financial tables included in last evening's press release. Financial results, balance sheet data and select operating statistics are presented covering five quarters or equivalent periods, straddling both Predecessor and Successor activities.

Similarly, operating and financial detail is presented by asset class and based on our 4 geography-based reporting segments. We have also included consolidated EBITDA as a non-GAAP performance and liquidity measure, as well as reconciliations to the most directly comparable GAAP financial measures.

Now turning to our financial results for the quarter, as John noted, operating results improved quarter-over-quarter, primarily due to better utilization of the active fleet, which at 81% was up approximately 11% quarter-over-quarter. The improvement in active utilization was most pronounced in the Americas segment, driven by new work in Eastern Canada, and in the Europe/Mediterranean Sea segment, driven by the seasonal pickup in activity in the North Sea. Better active vessel utilization in the Middle East, the Med and West Africa also reflects vessels returning to work following scheduled dry-dockings during the March quarter.

Average day rates, at approximately $10,000 per day, were basically flat quarter-over-quarter, with some of the positive trends in leading-edge day rates offset by lower term rates in select markets, most notably in Mexico and Saudi Arabia, and to a lesser extent, along the African coast.

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AUGUST 14, 2018 / 3:00PM, TDW – Q2 2018 Tidewater Inc Earnings Call

With that context, we reported a net loss for the three months ended June 30, 2018 of $10.9 million, or $0.44 per common share. The net loss includes $1.2 million, or $0.05 per share in non-cash asset impairments that resulted from impairment reviews undertaken during the just completed quarter. Asset impairments recognized in the June quarter were related to 2 vessels that were stacked as of June 30 and, at least in my view, do not suggest a broader negative trend in secondhand vessel values. In fact, the secondhand vessel market has become more active in recent months and pricing seems to be moving in a generally positive direction.

Financial results for the June quarter also reflect $6.8 million, or $0.27 per common share of foreign exchange losses, $5.8 million, or $0.23 per common share, of which is included in equity in net losses of unconsolidated companies and was related to our Angolan joint venture.

As noted in our press release, also included in equity in net losses of unconsolidated companies is a gain of $4.9 million, or $0.20 per share, representing dividends received from Sonatide of $12.3 million, which exceeded the company's pre-dividend investment balance of $7.3 million at quarter-end. Giving effect to the dividend received, at June 30, we carried our equity investment in Sonatide at zero.

Our due from Sonatide, net of due to Sonatide was approximately $106 million at June 30 or down approximately $24 million since March 31, largely reflecting USD collections in excess of Angola-related revenue during the quarter.

Also note that at June 30, we have included amounts due from and due to our Nigerian joint venture, DTDW, of approximately $44 million and approximately $16 million, respectively, in the due from and due to affiliates balances on the face of our balance sheet.

The due from DTDW, net of amounts due to DTDW was approximately $29 million at June 30, and was up approximately $3 million quarter-over-quarter. At present, we do not have the same USD liquidity issues in Nigeria that we have experienced in Angola in recent years. The net due from DTDW is also expected to be relatively stable in the near-term, if not trend down in the second half of 2018.

Also noted in our earnings press release was an updated mix of common shares and Jones Act Warrants outstanding, which reflects continued progress in the conversion of Jones Act Warrants into common shares. As discussed in our last earnings conference call, we consider the Jones Act Warrants, each of which is exercisable to acquire a share of common stock at a price of $0.001, to be the economic equivalent to common shares.

As of June 30, the sum of outstanding common shares and Jones Act Warrants was 30 million. I call this to your attention, in part, to highlight that the reported loss per share is based on weighted average common shares outstanding of 24.7 million, and excludes 5.3 million Jones Act Warrants due to U.S. citizenship restrictions on exercising such warrants.

Returning to operating results, vessel revenue and vessel operating margin for the quarter ended June 30 was $104.2 million and $36.2 million, respectively. As a percentage of vessel revenue, vessel operating margin for the quarter was approximately 35%. Vessel operating margin was up approximately $10 million quarter-over-quarter and vessel operating margin as a percentage of vessel revenue improved by approximately 5 percentage points quarter-over-quarter.

As John noted, consolidated EBITDA for the three months ended June 30, 2018 was $16.2 million. EBITDA in the June quarter excludes $1.2 million in asset impairment charges, but includes $3.2 million of stock-based compensation expense, $6.8 million of foreign exchange losses, $1.5 million of professional services costs related to our proposed combination with GulfMark, and, finally, $4.9 million of Sonatide-related dividend income.

For comparison purposes, consolidated EBITDA for the three months ended March 31, 2018 was negative $9.9 million. EBITDA in the March quarter excludes $6.2 million in asset impairment charges, but includes $3 million of stock-based compensation expense and $15.2 million of foreign exchange losses.

Tables reconciling EBITDA to our net loss and cash provided by, or used in, operating activities are on Page 26 of our press release.

Looking at the fleet, the average number of vessels in our fleet for the June quarter was 205 vessels, which is down 12 vessels from the average number of vessels for the three month period ended March 31, 2018. Average active vessels in the June quarter were 141 vessels, which is up 3 vessels quarter-over-quarter.

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AUGUST 14, 2018 / 3:00PM, TDW – Q2 2018 Tidewater Inc Earnings Call

The stacked fleet at quarter-end was 66 vessels, or down 4 vessels quarter-over-quarter, reflecting 3 vessel dispositions, 1 newly stacked vessel and 2 vessel reactivations.

We maintain the view that sustained improvement in day rates will require higher industry-wide utilization. With utilization improving in several markets with seasonally higher activity levels, rates have the potential to move higher, particularly given the number of currently inactive vessels that are still current with relevant classifications and that are otherwise available to work on a prompt basis.

In regards to the quarter-end balance sheet, as mentioned on our last earnings conference call and again at the top of my remarks today, balance sheet values as of June 30 reflect the de-levering associated with our Plan of Reorganization, emergence consideration paid in connection with the Plan and "fresh start" accounting adjustments.

With $464 million of cash, net debt at June 30 was negative $20 million and net working capital, excluding cash was approximately $170 million. Cash provided by operating activities during the six month period ended June 30 was $17 million.

Investing activities generated approximately $7 million of cash during the six month period ended June 30, as year-to-date disposition proceeds exceeded additions to property and equipment. Financing activities used approximately $13 million of cash and primarily reflects cash paid to creditors during the March quarter pursuant to our now completed financial restructuring. As noted on previous earnings conference calls, we have no significant debt maturities until 2022.

At June 30, we had unfunded capital commitments of approximately $2 million, which were satisfied with the delivery of our final vessel under construction, a 5400 deadweight ton deepwater PSV on July 31.

Looking at long-term assets, net properties and equipment, which primarily reflects the carrying value of 204 ships owned at June 30, was $787 million, which equates to approximately $4.6 million per active ship and approximately $2.2 million for stacked ship.

As additional data points, I will further note that, on average, the carrying value of our 41 deepwater PSVs with cargo carrying capacity above 3800 deadweight tons is approximately $8.6 million per vessel. 21 of those 41 vessels are less than five years old and have an average carrying value of approximately $9.5 million.

On average, the carrying value of our 66, 5,500 to 10,000 brake horsepower AHTS vessels was approximately $2.2 million. 44 of those 66 vessels are less than ten years old and, at June 30, had an average carrying value of approximately $2.5 million.

In sum, our leverage is low, our liquidity position is strong, our assets are carried at an aggregate value that we believe to be significantly less than both replacement cost and current market values, and we are generating both positive EBITDA and cash from operating activities.

Shareholders' equity at June 30 was approximately $1 billion, or approximately $32.50 per common share and Jones Act-related warrant outstanding. Based on our closing price last evening of $31.57, we currently trade at a modest discount to our stand-alone book equity, which obviously captures none of the value that we believe can be secured through our proposed combination with GulfMark. And with that, I'll turn the call back over to John.

John T. Rynd - Tidewater Inc. - President, CEO & Director

Thanks, Quinn. As I mentioned, we are encouraged by signs of a market recovery, with improving commodity prices, which are reflected in new contract awards and increased optimism that we are hearing from our customers. While these are positive indicators, we continue to look to 2019 and beyond for significant improvements in demand and further rationalization of the global OSV fleet to support high utilization and average day rates.

We have taken several steps, including reducing costs, and most, recently announcing our plans to combine with GulfMark in order to better position the combined company for industry recovery that seemed to be slowly getting some traction, while ensuring that we have the right

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AUGUST 14, 2018 / 3:00PM, TDW – Q2 2018 Tidewater Inc Earnings Call

balance sheet and the right global operating footprint, such that we can both weather the inevitable down markets of the energy service industry and also prosper during the equally inevitable stronger markets.

Our near-term objectives continue to be focused on maintaining our strengths: a competitive fleet, a global operating footprint, a competitive cost structure and a financial profile that is characterized by low-leverage and a strong liquidity position.

I'm confident that the combination with GulfMark will build on these strengths and our teams will be working together over the coming months to formalize plans to integrate the companies, to quickly and fully realize the expected synergies, and to create significant long-term value for our respective shareholders. Thank you for joining us on the call today. And Paulette, we can now open the line for questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) And our first question comes from Turner Holm from Clarksons Platou.

Turner Holm - Clarksons Platou Securities AS, Research Division - Director

Good morning, Gentlemen.

John T. Rynd - Tidewater Inc. - President, CEO & Director

How are you doing?

Turner Holm - Clarksons Platou Securities AS, Research Division - Director

Doing well. So John, you talked about in your prepared remarks how day rates have historically been driven by the prompt availability of vessels. And as I look at the quarter's numbers, the active utilization jumping up to 81%, which is, I guess, the highest it's been since 2014. Do you think that you're getting close to being able to pull that lever on higher day rates? Is that 80% kind of a fair measure of what your prompt availability is? Is that a fair proxy for the industry? How do you kind of look at it from that perspective?

John T. Rynd - Tidewater Inc. - President, CEO & Director

I think, yes and no. I think it depends on what market we're in. They're all different. So it's not -- globally, you cannot have one answer. So I think we do see some tightness in certain of our geo markets. Others still have excess capacity, like we mentioned in prepared remarks, in the Middle East with the influx of the Asian tonnage, and the Asian market is awfully oversupplied. So we think we do have some potential pricing power in certain of our markets as this utilization and prompt availability gets to where it needs to be.

Quinn P. Fanning - Tidewater Inc. - Executive VP & CFO

I think another dynamic that you see, Turner, is financial distress amongst a lot of our competitors provides a semi-perverse incentive for them to take term rates that may even be below spot rates, despite the fact that we think the market is trending in the right direction. So obviously, if the consensus is that rates are going up, there is limited incentive unless it's a customer relationship-driven issue to lock in rates that they're going to be better tomorrow. But that's what we are seeing today, and I think one of the factors that drives that is that some of our competitors are more focused on debt service than they are on value creation.

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AUGUST 14, 2018 / 3:00PM, TDW – Q2 2018 Tidewater Inc Earnings Call

Turner Holm - Clarksons Platou Securities AS, Research Division - Director

I see. Okay. Thanks for that Quinn. You also touched on something I thought was interesting in prepared remarks, that you think that the underlying asset value in Tidewater is probably higher than what it's on the books. Is there some way you can frame that? You mentioned about different classes of vessels and where they are on your books? And if you compare that to an asset transaction that's out there, or is there anyway you can kind of give us context for where you think your secondhand market value of the asset is compared to where it's in the books?

Quinn P. Fanning - Tidewater Inc. - Executive VP & CFO

Well, again, I think the secondhand vessel market is moving in the right direction, both in regards to depth and pricing. I did try and provide at least a couple of examples that I thought you and people like you could translate into where we carry vessels relative to the current market value. As an example, I mentioned the relatively new deepwater PSVs. And I think most people whether it's 3,800 or 4,000 deadweight ton, I think most people would say that, that is kind of the most desirous equipment, particularly in a market that is expected to trend up in terms of drilling activity, but we are obviously carrying that at $9.5 million. And my sense is that secondhand vessel values while still significantly below new construction pricing, is probably in the high-teens to low 20s. So probably 2x of what we're carrying those vessels at on average. Obviously, a lot gets lost in the averages, but I would point you to the examples I provide in my prepared remarks to give you a sense of where we carry a ship versus where it's valued at. And obviously, we occasionally decide to scrap or sell into a non-classed market, one of our stacked vessels. But if you look at the average carrying value of our kind of Chevy Tahoe-type AHTS vessels at a couple of million dollars clearly in the secondhand vessel market for a vessel that can support jackups should be 2 or 3x that. So hopefully that's a significant premium. Sorry, Paulette, go ahead.

Operator

And our next question comes from Ceki Medina from Southpaw Asset.

Quinn P. Fanning - Tidewater Inc. - Executive VP & CFO

Hello Ceki

Ceki Aluf Medina - Southpaw Asset Management, LP - Partner and MD

Hi there. Good quarter and congratulations.

John T. Rynd - Tidewater Inc. - President, CEO & Director

Thank you.

Ceki Aluf Medina - Southpaw Asset Management, LP - Partner and MD

A few questions on my end. One, do you see a difference between the U.K. and the Norwegian markets?

Quinn P. Fanning - Tidewater Inc. - Executive VP & CFO

You want to? Go ahead.

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AUGUST 14, 2018 / 3:00PM, TDW – Q2 2018 Tidewater Inc Earnings Call

John T. Rynd - Tidewater Inc. - President, CEO & Director

Yes, so we do. I think it's the Norwegian market's a little tighter band of providers of the equipment, and the U.K. sector tends to garner the most capacity. So I think it tends to be a little more oversupplied. Of course, you've got one key customer in Norway, who has changed their contracting strategy from historically a term contract method to go in on spot. So yes, and it's also the Norway is a little higher cost than the U.K.

Ceki Aluf Medina - Southpaw Asset Management, LP - Partner and MD

Got it. Okay. Quinn was just talking about the value of the vessels. Can you give some color of any activity you are seeing in the A&D market for vessels? Do you see more transactions? Do see more interest? Any buyer or seller type of color would be great.

Quinn P. Fanning - Tidewater Inc. - Executive VP & CFO

Yes, I can give you individual examples in terms of who is buying other than what you see in the public. Obviously, Standard did a couple of transactions, and we've seen onesies and twosies elsewhere, but we're active participants generally from a disposition perspective, so the trends in the secondhand vessel market are obviously relevant to us. But we certainly hear the chat around bayou and around the North Sea in terms of where people are prepared to transact. I think we saw high-teen deepwater PSV transaction that we have some specific familiarity with, and we're aware of the fact that for that vessel to be operational, there is probably a couple million dollar incremental investment. So that is a data point, but I believe has a deepwater PSV in the U.S. market with a two handle on it. I think the transaction that Hornbeck got done a couple of months ago was somewhat aberrant and kudos to Todd Hornbeck because I think the value that they got for what they paid was a very good transaction, but I don't think that's where the market is today.

Operator

Our next question comes from Joe Gibney from Capital One.

Joseph Donough Gibney - Capital One Securities, Inc., Research Division - Senior Analyst

Thanks. Good morning, Guys

John T. Rynd - Tidewater Inc. - President, CEO & Director

Good morning.

Joseph Donough Gibney - Capital One Securities, Inc., Research Division - Senior Analyst

Morning. A question regionally. I appreciate all the forward regional view and color you provided. I was just trying to maybe sum that up a little bit on a quarter-over-quarter basis thinking of the worldwide fleet. So Americas is down a little bit with the Mexico term rates. You referenced Eur/Med, flat to up; Africa, flat; Asia Pac, flat to down. Is sort of the net of that, that average utilization is slightly higher quarter-over-quarter, rate is slightly lower and vessel revenue is generally flat. I'm just trying to ascertain sort of where you're triangulating for your quarter-over-quarter view on a worldwide basis?

Quinn P. Fanning - Tidewater Inc. - Executive VP & CFO

It's an excellent question and the reason we didn't give a consolidated view on revenue or otherwise. There's still a couple of moving pieces that John tried to point out. I should say that there are markets wherever we see a trend and we would point to Saudi the Mexico. Not necessarily from a demand perspective or from a utilization perspective, but from a rate perspective is trending negatively. So that will be a negative quarter-to-quarter

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AUGUST 14, 2018 / 3:00PM, TDW – Q2 2018 Tidewater Inc Earnings Call

and all things being equal. That would've taken consolidated vessel revenue down a couple million dollars bucks per market. On the other hand, you've got positive momentum it seems in rates in the North Sea and at least we see a relatively good market from a supply-demand dynamic perspective along the African coast. But I guess I would say, the quarter-over-quarter on a consolidated basis would be flat to down, but very modestly, with the ability to be flat to modestly up depending upon rates in the North Sea, utilization and rates along the African coast and there's a couple of specific projects that we're involved with that could get extended based on customers' drilling results. So I guess, our perspective is, this is what we know today, the kind of known and unknowns that we know today give us a modest bias to a negative quarter-over-quarter revenue trend. But we can certainly point to three or four items that could result in it being flat to modestly up. It's not going to be dramatically up or dramatically down is our view because we do have pretty good visibility on our contract cover through the end of year, and we also have pretty decent visibility on projects that we're kind of around the water cooler on.

Joseph Donough Gibney - Capital One Securities, Inc., Research Division - Senior Analyst

Okay, understood. And maybe just a little more color and thoughts around Mexico. Some of the moving dynamics there as it pertains to thinking about the Americas and may seasonally Gulf of Mexico, maybe tightening up a little bit as we get into 3Q, but maybe help us understand some of the moving pieces on Mexico and what maybe is required to get that market moving outside or tendering pickup on the deepwater side that we're all certainly waiting for, just curious on some perspective there. I appreciate it.

John T. Rynd - Tidewater Inc. - President, CEO & Director

Well, I think you know that, Joe. We need the IOCs to get active. It's really going to be the changer down there. Pemex retendered for a big chunk of their fleet and given the condition around the world in the OSV market, those rates were down, hence our guidance on the low revenue side for Mexico. But I think, again, strong commodity price backdrop also helps Pemex and their budgeting process as well as we see the IOCs move in and start to drill the deepwater wells. I think it's that kind of both that combination of both that's going to help get that a little more healthy.

Quinn P. Fanning - Tidewater Inc. - Executive VP & CFO

And political situation in Mexico has actually changed over the last couple of months, which is probably a good news, bad news story in some regards that Pemex has probably got a stronger hand with a more leftist government. But at least they're saying the right things in terms of the long-term commitment to deepwater drilling and IOC participation, but that has not materialized and we hope it will, but actually, other than the retendering exercise and the impact on pricing, it's good to see that Pemex seems to have budget authorization through year-end. And certainly with a leftist government, Pemex is probably going to be in a better position than they would have with the rightist government, at least from the cheap seat view that we have.

Operator

And we are showing no further questions. I will now turn the call back to Jason Stanley for closing remarks.

Jason Stanley - Tidewater Inc. - Director of IR

Thank you, Paulette. Thanks, again, everybody for your time and interest in Tidewater. This will conclude today's earnings conference call for second quarter. Thank you.

Operator

Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating, and you may now disconnect.

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AUGUST 14, 2018 / 3:00PM, TDW – Q2 2018 Tidewater Inc Earnings Call

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